UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2007

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On October 19, 2007, Jabil and Nokia Siemens Networks issued a joint press release announcing an agreement for Jabil to acquire two manufacturing operations in Italy. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Under a short-term lease agreement, Jabil will take control of the two telecommunications manufacturing sites and will manufacture products in these locations. Jabil will consolidate these operations with its Italian manufacturing sties in Bergamo and Marcianise. Jabil expects to offer continued employment to approximately 612 current Nokia Siemens Networks employees who currently work at the two sites that Jabil is to acquire.

At closing, Jabil will sign a four year agreement to manufacture certain telecommunications products for Nokia Siemens Networks. Jabil currently estimates that revenue for the first twelve months of this manufacturing agreement will be approximately €350 million (US $500 million). Jabil also currently estimates that the transfer book value of the machinery, equipment and inventory that it is to acquire from Nokia Siemens Networks is approximately €40 million (US $57 million).

The information furnished herewith pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit No.	Description
99.1	Press Release dated October 19, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

October 18, 2007	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 19, 2007.

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